Exhibit 99.1

395 de Maisonneuve Blvd. West Montreal, QC H3A 1L6

TICKER SYMBOL	MEDIA AND INVESTOR RELATIONS	FOR MORE INFORMATION
(NYSE: UFS) (TSX: UFS)	Pascal Bossé Vice-President, Corporate Communications and Investor Relations Tel.: 514-848-5938	Bonny Skene Regional Public Affairs Manager Tel.: 807-223-9035

DOMTAR TO CLOSE ONE PULP MACHINE AT KAMLOOPS, BRITISH COLUMBIA PULP FACILITY

Montreal, December 13, 2012 – Domtar Corporation (NYSE: UFS) (TSX: UFS) announced today that it will permanently shut down one pulp machine at its Kamloops, British Columbia facility. This decision will result in a permanent curtailment of Domtar’s annual pulp production by approximately 120,000 air-dried metric tons of sawdust softwood pulp and will affect approximately 125 employees.

The pulp machine, known at the mill as the “A-Line” is expected to be closed by the end of March 2013.

“Prevailing economic conditions in the global pulp markets and the deteriorated competitiveness of this small pulp manufacturing line, coupled with unforeseen boiler repair costs, have forced us to rationalize this pulp production capacity. We will focus our energy and resources on optimizing the larger, more competitive, ‘B’ pulp manufacturing line which will continue to operate,” said Mike Edwards, Senior Vice-President, Pulp and Paper Manufacturing. “Employees affected by this change have earned our appreciation and we thank them for their contributions to the Kamloops Mill.”

The Kamloops pulp operation will continue to operate its remaining pulp manufacturing line with an annual capacity of approximately 350,000 air-dried metric tons of softwood kraft pulp and employ approximately 300 people.

Domtar will take appropriate measures to assist employees affected by this decision in accordance with the collective agreement, Domtar policy and legislation.

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About Domtar

Domtar Corporation (NYSE: UFS) (TSX: UFS) designs, manufactures, markets and distributes a wide variety of fiber-based products including communication papers, specialty and packaging papers and adult incontinence products. The foundation of its business is a network of world class wood fiber converting assets that produce papergrade, fluff and specialty pulps. The majority of its pulp production is consumed internally to manufacture paper and consumer products. Domtar is the largest integrated marketer of uncoated freesheet paper in North America with recognized brands such as Cougar®, Lynx® Opaque Ultra, Husky® Opaque Offset, First Choice® and Domtar EarthChoice®. Domtar is also a leading marketer and producer of a complete line of incontinence care products marketed primarily under the Attends® brand name. Domtar owns and operates Ariva®, an extensive network of strategically located paper and printing supplies distribution facilities. In 2011, Domtar had sales of US$5.6 billion from nearly 50 countries. The Company employs approximately 9,300 people. To learn more, visit www.domtar.com.

Forward-Looking Statements

All statements in this press release that are not based on historical fact are “forward-looking statements.” While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under the captions “Forward-Looking Statements” and “Risk Factors” of the latest Annual Report on Form 10-K filed with the SEC as updated by the Company’s latest Quarterly Report on Form 10-Q. Unless specifically required by law, we assume no obligation to update or revise these forward-looking statements to reflect new events or circumstances.

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